Exhibit (a)(1)(C)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated October 27, 2020 and the related Letter of Transmittal, as they may be amended or supplemented from time to time. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SLM Corporation

Notice of Offer to Purchase

Up to 2,000,000 Shares

Of Its Floating Rate Non-Cumulative Preferred Stock, Series B

SLM Corporation, a Delaware corporation (the “Company,” “we,” “our” and “us”), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 27, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), shares of the Company’s Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share (the “Securities”), in an amount not to exceed 2,000,000 shares (the “Maximum Share Amount”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 24, 2020, UNLESS SLM CORPORATION EXTENDS OR EARLIER TERMINATES THE OFFER (SUCH DATE, AS IT MAY BE EXTENDED WITH RESPECT TO THE OFFER, THE “EXPIRATION DATE”).

The consideration for each Security tendered and accepted for purchase pursuant to the Offer will equal $45 (the “Offer Price”), plus Accrued Dividends. As used in the Offer to Purchase, “Accrued Dividends” means, for each Security, accrued and unpaid dividends, if any, from the last dividend payment date with respect to such Security up to, but not including, the date on which the purchase price is paid (the “Settlement Date”). The Company expects the Settlement Date to promptly follow the Expiration Date.

If the aggregate number of the Securities that are validly tendered and not properly withdrawn as of the Expiration Date (the “Total Tendered Amount”) exceeds the Maximum Share Amount, we will accept for purchase that number of Securities that does not result in the Total Tendered Amount exceeding the Maximum Share Amount. In that event, the Securities accepted for purchase will be subject to proration, as described in the Offer to Purchase.

The Offer is not conditioned on any minimum number of securities being tendered. The Offer is, however, subject to certain conditions, including the receipt by the Company of gross proceeds from an issuance of senior unsecured debt securities of at least $500 million, on terms and subject to conditions reasonably satisfactory to the Company. The Offer to Purchase sets forth in full the conditions to the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN THE OFFER.

Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offer will remain outstanding. If the Offer is consummated, then the number of Securities that remain outstanding will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Securities that remain outstanding after consummation of the Offer.

You may withdraw any Securities you have tendered at any time before the Expiration Date, which will occur on November 24, 2020 at 11:59 p.m., New York City time, unless the Company extends the Offer. The Company cannot assure you that it will extend the Offer or, if it does, of the length of any extension it may provide. You must deliver, on a timely basis prior to the Expiration Date, a written notice of your withdrawal, or a properly transmitted “Request Message” through the Depositary Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”), to the Tender Agent at the address appearing below. Your notice of withdrawal must specify your name, the number of Securities to be withdrawn and the name of the registered holder of those Securities. Some additional requirements apply for Securities that have been tendered under the procedure for book-entry transfer set forth in the Offer to Purchase.

For purposes of the Offer, the Company will be deemed to have accepted for purchase, and therefore purchased, Securities that are properly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Securities for purchase under the Offer. The Company will pay for Securities that it purchases under the Offer by depositing the cash used to purchase such Securities with DTC, which will act as agent for tendering holders of the Securities for the purpose of receiving payment from the Company and transmitting payment to the tendering holders of the Securities.

To tender your Securities prior to the expiration of the Offer, you must electronically transmit your acceptance of the Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed below. Please note that the Company will not purchase your Securities in the Offer unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. The Securities may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of the Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in the Offer to Purchase.

The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Securities, and its determination will be final and binding on all parties, subject to a securityholder’s right to challenge our determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Securities, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties, subject to a securityholder’s right to challenge our determination in a court of competent jurisdiction. No tender of Securities will be deemed to have been properly made until the holder of the Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Tender

Agent, the Information Agent, J.P. Morgan Securities LLC (the “Dealer Manager”) or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

The cash received in exchange for tendered Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Securities, or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Securities. Please refer to the Offer to Purchase for a more detailed discussion. We recommend that holders of the Securities consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Upon request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act of 1934, the Company is filing with the Securities Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov. The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act, is contained in the Offer to Purchase and is herein incorporated by reference.

Please contact the Dealer Manager with questions regarding the terms of the Offer at the contact information set forth below or the Information Agent with questions regarding how to tender and/or request additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the Offer at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent at the contact information set forth below to confirm delivery of Securities.

The Tender Agent for the Offer is:

D.F. King & Co., Inc.

Facsimile No.: (212) 709-3328

Confirmation: (212) 269-5552

Attention: Andrew Beck

By Mail, Overnight Courier or by Hand:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Corporate Actions

Banks and Brokers call: (212) 269-5550

or

Call Toll-Free: (877) 283-0322

Email: slm@dfking.com

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Ave, 6th Floor

New York, NY 10179

Attention: Liability Management Group

U.S. Toll Free: (866) 834-4666

Call Collect: (212) 834-8553

October 27, 2020